                            SCHEDULE 14A INFORMATION
                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

     Filed by the Registrant /X/

     Filed by a Party other than the Registrant / /

     Check the appropriate box:

     / / Preliminary Proxy Statement Revised

     /X/ Definitive Proxy Statement

     / / Definitive Additional Materials

     / / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                 ALLERGAN, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                 ALLERGAN, INC.
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

     Paying of Filing Fee (Check the appropriate box):

     / / $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-7(i)(2).

     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).

     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.*

     4) Proposed maximum aggregate value of transaction:

     * Set forth the amount on which the filing fee is calculated and state how it was determined.

     / / Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number of the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

                                     [LOGO]

               2525 DUPONT DRIVE, IRVINE, CA 92715 (714) 752-4500

                                                                  March 17, 1994

Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders to be held at the corporate headquarters of Allergan, Inc., 2525 Dupont Drive, Irvine, California, on Tuesday, April 19, 1994 at 10:00 A.M. We hope you will be present to hear management's report to stockholders.

     The attached notice of meeting and proxy statement describe the matters to be acted upon. If you plan to attend the meeting in person, please mark the designated box on the proxy card. We will then send you an admission card, which you should present upon entering the meeting.

     Whether or not you plan to attend personally, and regardless of the number of shares you own, it is important that your shares be represented at the meeting. Accordingly, we urge you to complete the enclosed proxy and return it to our vote tabulators promptly in the postage prepaid envelope provided. If you do attend the meeting and wish to vote in person, you may withdraw your proxy at that time.

                                     [SIG]

                                Gavin S. Herbert
                             Chairman of the Board
                                     [SIG]

                              William C. Shepherd
                     President and Chief Executive Officer

                                  [ L O G O ]
                      2525 DUPONT DRIVE, IRVINE, CA 92715

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 19, 1994

TO OUR STOCKHOLDERS:

     The annual meeting of stockholders of Allergan, Inc., a Delaware corporation, will be held at the corporate headquarters of Allergan, Inc., 2525 Dupont Drive, Irvine, California, on Tuesday, April 19, 1994 at 10:00 A.M. for the following purposes:

     1. To elect four Class II directors to serve for three-year terms ending in 1997 and until their successors are elected and qualified.

     2. To approve the Company's amended Stockholder Rights Plan.

     3. To approve the Company's amended 1989 Nonemployee Director Stock Plan.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The Board of Directors has fixed February 28, 1994 as the record date for determining the stockholders entitled to notice of and to vote at the meeting and, consequently, only stockholders of record at the close of business on February 28, 1994 will be entitled to notice of and to vote at the meeting and any adjournment thereof.

     STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. Even though a stockholder may now plan to attend the meeting, he or she is urged to complete, sign and date the enclosed proxy card and to mail it promptly in the enclosed postage-paid envelope. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee should bring with them a proxy or letter from that firm confirming their ownership of shares.

                                          By Order of the Board of Directors

                                                 [ S I G ]
                                           Francis R. Tunney, Jr.
                                                 Secretary

March 17, 1994

                                  [ L O G O ]

                                PROXY STATEMENT
                ANNUAL MEETING OF STOCKHOLDERS -- APRIL 19, 1994

                                  INTRODUCTION

     The accompanying proxy is solicited by the Board of Directors of Allergan, Inc. ("Allergan" or the "Company"), 2525 Dupont Drive, Irvine, California 92715 for use at the annual meeting of the Company's stockholders to be held on April 19, 1994, and at any adjournment thereof, pursuant to the accompanying Notice of Annual Meeting. This proxy statement and the accompanying proxy card are being mailed to all stockholders on or about March 17, 1994.

     The expense of this solicitation will be paid by the Company. In addition to solicitation by mail, officers and employees of the Company may solicit proxies by telephone, by facsimile or in person. The Company has retained D.F. King & Co., a professional soliciting organization, to aid in the solicitation of proxies to be voted at the Annual Meeting at an estimated cost of $10,500 plus out-of-pocket expenses. The Company will also reimburse brokers, nominees, fiduciaries and other custodians for reasonable expenses incurred by them in sending proxy soliciting material to the beneficial owners of Allergan stock.

       GENERAL INFORMATION REGARDING VOTING, CONFIDENTIALITY AND PROXIES

     The persons named in the accompanying proxy will vote FOR the election of the nominees for directors and FOR the other two proposals, unless otherwise directed in the proxy. The proxy may be revoked by the stockholder at any time prior to its use by giving notice of such revocation to the independent vote tabulators. As to any other business which may properly come before the meeting, the persons named in the accompanying proxy card will vote in accordance with their best judgment, although the Company does not presently know of any other business.

     Holders of record of the Company's common stock at the close of business on February 28, 1994 are entitled to vote at the meeting. On that date Allergan had 63,904,229 shares of common stock outstanding. Each stockholder has one vote per share on all business of the meeting. A majority of the outstanding shares will constitute a quorum at the meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions are counted as if they were "no" votes in tabulations of the votes cast on proposals presented to stockholders, whereas broker non-votes are not counted for purposes of determining whether a proposal has been approved.

     It is the Company's policy that all proxies, ballots and voting materials that identify the particular vote of a stockholder be kept confidential, except in the following circumstances: (1) to allow the independent election inspectors to certify the results of the vote; (2) as necessary to meet applicable legal requirements, including the pursuit or defense of a judicial action; (3) where the Company concludes in good faith that a bona fide dispute exists as to the authenticity of one or more proxies, ballots, or votes, or as to the accuracy of the tabulation of such proxies, ballots, or votes; (4) where a stockholder expressly requests disclosure or has made a written comment on a proxy card; (5) where contacting stockholders by the Company is necessary to obtain a quorum, the names of stockholders who have or have not voted (but not how they voted) may be disclosed to the Company by the independent election inspectors; (6) aggregate vote totals may be disclosed to the Company from time to time and publicly announced at the meeting of stockholders at which they are relevant; and (7) in the event of any solicitation of proxies or written consents with respect to any of the securities of the Company by a person other than the Company of which solicitation the Company has actual notice.

                             ELECTION OF DIRECTORS

                                   PROPOSAL 1

     The Company's Restated Certificate of Incorporation provides for three classes of directors, each class consisting, as nearly as may be possible, of one third of the whole number of the Board of Directors. At each annual meeting the directors elected by stockholders to succeed directors whose terms are expiring are identified as being of the same class as those directors they succeed and are elected for a term to expire at the third annual meeting of stockholders after their election and until their successors are duly elected and qualified. The Board of Directors elects directors to fill vacancies on the Board, as they occur, as well as newly created directorships. A director elected to fill a vacancy is elected to the same class as the director he or she succeeds, and a director elected to fill a newly created directorship holds office until the next election by the stockholders of the class to which such director is elected. The Board of Directors currently consists of 12 directors and currently four each serve as Class I, Class II and Class III directors.

     UNLESS OTHERWISE DIRECTED IN THE PROXY, THE PERSONS NAMED IN THE ACCOMPANYING PROXY INTEND TO VOTE THE SHARES REPRESENTED BY THE PROXY FOR THE ELECTION AS DIRECTORS OF THE FOUR NOMINEES NAMED BELOW, ALL OF WHOM ARE, AT PRESENT, CLASS II DIRECTORS OF THE COMPANY.

     Directors are to be elected by a plurality of the votes cast at the meeting in person or by proxy by the holders of shares entitled to vote in the election. The Board of Directors is informed that all the nominees are willing to serve as directors, but if any of them should decline or be unable to act as a director, the persons named in the proxy will vote for such substitute nominee or nominees as may be designated by the Board of Directors unless the Board reduces the number of directors accordingly.

                             NOMINEES FOR DIRECTORS

CLASS II -- TERM EXPIRES 1997:

     TAMARA J. ERICKSON, 39, is a Senior Vice President and a Managing Director of Arthur D. Little, Inc., a management consulting company. From 1978 to 1991, Ms. Erickson held various positions at Arthur D. Little, Inc. including, Vice President and Managing Director, Health Industries from 1985 to 1989, Vice President and Managing Director, Industry Management Section from 1989 to 1991, and Vice President and Managing Director, North America Management Consulting from 1991 to 1993. She directed the firm's global health care practice from 1983 to 1991. Ms. Erickson is co-author of "Third Generation R&D -- Managing the Link to Corporate Strategy," published in April 1991. She is a member of the Board of Trustees of Boston Ballet. Ms. Erickson was elected to the Board in June 1992 and is a member of the Board's Nominating, and Organization and Compensation Committees.

     WILLIAM R. GRANT, 69, is Chairman of Galen Associates, Inc., a venture capital firm in the health care industry. From October 1987 to May 1989 he was Chairman of New York Life International Investment, Inc. From 1979 to 1987 he was Chairman of MacKay-Shields Financial Corporation, investment counselors.

Mr. Grant is a director of Fluor Corporation, Witco Corporation, New York Life Insurance Co., Inc., SmithKline Beecham p.1.c., Seagull Energy Corporation, Datamedic Corp. and O.S.I. Corporation. He is a trustee of the Mary Cary Flagler Trust. Mr. Grant was elected to the Board in January 1989 and is Chairman of the Board's Organization and Compensation, and Nominating Committees, and a member of the Audit Committee.

     LOUIS T. ROSSO, 60, has been Chief Executive Officer of Beckman Instruments, Inc., a manufacturer of laboratory instruments, since September 1988 and Chairman of the Board since August 1989. He also served as President from 1982 until October 1993 and as Vice President of SmithKline Beckman Corporation from 1982 until July 1989. Mr. Rosso was elected to the Board in January 1989 and is Chairman of the Board's Audit Committee and a member of the Nominating Committee.

     WILLIAM C. SHEPHERD, 55, has been President and Chief Executive Officer of the Company since January 1992 and had been President and Chief Operating Officer from January 1984 to December 1991. Prior thereto, he was President of Allergan U.S., Senior Vice President, U.S. Operations and Vice President, Operations. Mr. Shepherd first joined the Company in 1966. He is a director of Ligand Pharmaceuticals Incorporated and serves on the Board of Directors of the Orange County Performing Arts Center. Mr. Shepherd has been a director of the Company since 1984 and is a member of the Board's Finance Committee.

                         DIRECTORS CONTINUING IN OFFICE

CLASS III -- TERM EXPIRES 1995:

     HANDEL E. EVANS, 59, has been Executive Chairman of Walsh International Inc., an international supplier of market information and communication services to the pharmaceutical industry, since 1986 and Chairman of the Board of its affiliate, Pharmaceutical Marketing Services Inc., a supplier of specialized marketing products and services to pharmaceutical companies in the United States, Europe and Japan, since July 1991. He was elected to the Board in April 1989 and is a member of the Board's Audit, and Organization and Compensation Committees.

     GAVIN S. HERBERT, 61, has been Chairman of the Company since 1977 and was also Chief Executive Officer from 1977 to December 1991. Prior thereto, Mr. Herbert had been President and Chief Executive Officer of the Company since 1961. He was Executive Vice President of SmithKline Beckman Corporation from May 1986 to July 1989 and President of SmithKline Beckman Corporation's Eye and Skin Care Products Operations from 1981 to July 1989. He is also a director of Beckman Instruments, Inc. Mr. Herbert is a trustee of the University of Southern California and is also a member of the Board of Directors of Research to Prevent Blindness and the Pharmaceutical Manufacturers Association. Mr. Herbert first joined the Company in 1950. He has been a director of the Company since 1950 and is a member of the Board's Finance Committee.

     LESLIE G. MCCRAW, 59, is Chairman of the Board and Chief Executive Officer of Fluor Corporation, an international engineering and construction company. Mr. McCraw was Vice Chairman of the Board and Chief Executive Officer of Fluor from January 1990 to January 1991. He was President and Chief Executive Officer of Fluor Daniel, Inc. from 1988 and was President and Chief Executive Officer of Daniel International Corporation from 1984. In 1975, Mr. McCraw joined Daniel, which became a wholly-owned subsidiary of Fluor in 1977. He is also a director of Multimedia, Inc. Mr. McCraw has been a director of the Company since February 1990 and is a member of the Board's Audit, and Organization and Compensation Committees.

     HENRY WENDT, 60, is Chairman of the Board of SmithKline Beecham p.l.c., a pharmaceutical company, and its subsidiary, SmithKline Beecham Corporation. He was Chief Executive Officer of SmithKline Beckman Corporation from April 1987 to July 1989 and was President and Chief Executive Officer from February 1982 to April 1987. Mr. Wendt is also a director of Beckman Instruments, Inc. and Atlantic Richfield Co. Mr. Wendt is the author of "Global Embrace," published in February 1993. He has been a director of the Company since January 1989 and is Chairman of the Board's Finance Committee and a member of the Nominating Committee.

CLASS I -- TERM EXPIRES 1996:

     HOWARD E. (TED) GREENE, JR., 51, has been Chairman and Chief Executive Officer of Amylin Pharmaceuticals, Inc., a biotech company involved in research and development of medicines for treating diabetes, since 1987. He was a General Partner of Biovest Partners, a seed venture capital firm specializing in medical technology companies, from 1986 until 1993, and was Chief Executive Officer of Hybritech Incorporated, a biotech company that is now a division of Eli Lily & Company, from 1979 until 1986. From 1974 until 1979, Mr. Greene was an executive with Baxter Travenol, and from 1967 until 1974 he was a consultant with McKinsey & Company. Mr. Greene is Chairman of the Board of Cytel Corporation and is also a director of Pyxis Corporation and Neurex Corporation. Mr. Greene was elected to the Board in October 1990 and is a member of the Finance Committee.

     RICHARD M. HAUGEN, 41, has been Executive Vice President and Chief Operating Officer of the Company since April 1992 and had been Corporate Vice President of the Company and President, Worldwide Eye Marketing and Sales & Operations since January 1992. Prior thereto, Mr. Haugen was Corporate Vice President and President, Americas Region in 1991 and had been President of Allergan Optical and Senior Vice President of the Company from 1989 to 1991. Prior thereto he was Senior Vice President and President of Allergan Pharmaceuticals from 1988 to 1989 and was Senior Vice President, Planning and Business Development since 1987. Mr. Haugen first joined the Company in 1976. Mr. Haugen was elected to the Board in April 1992 and is a member of the Board's Finance Committee.

     KENNETH N. KERMES, 58, is the owner of Pond House Associates, a consulting company specializing in strategic planning and organizational design. He was Group Corporate Development Director of SmithKline Beecham p.l.c., a pharmaceutical and health care company, from July 1989 to December 31, 1991 and was Executive Vice President, Corporate Finance of SmithKline Beckman Corporation from January 1987 until July 1989. Mr. Kermes was elected to the Board in January 1989 and is a member of the Board's Audit and Finance Committees.

     LEONARD D. SCHAEFFER, 48, has been Chairman of the Board of Blue Cross of California, a health insurance organization, since 1989 and Chief Executive Officer since 1986. He has also been Chairman of the Board and Chief Executive Officer of WellPoint Health Networks Inc., a for-profit managed health care company, since August 1992. Mr. Schaeffer was the Administrator of the U.S. Health Care Financing Administration (HCFA) from 1978 to 1980. Mr. Schaeffer is Chairman of the Boards of the National Health Foundation and the National Institute for Health Care Management. Mr. Schaeffer was elected to the Board in April 1993 and is a member of the Organization and Compensation Committee.

                  INFORMATION REGARDING THE BOARD OF DIRECTORS

MEETINGS AND COMMITTEES

     The Board of Directors held seven meetings during 1993 and its standing committees also met from time to time to address issues within their respective jurisdictions. Average attendance by directors at regular and special Board and committee meetings was 89% and all directors attended 75% or more of the meetings of the Board and committees on which they served, except Leslie G. McCraw who attended 71% of such meetings.

     Audit Committee -- The Audit Committee, which had four meetings in 1993, nominates the firm of independent auditors for appointment by the Board and meets with the independent auditors to discuss the scope and results of their audit examination and the fees related to such work. It also meets with the Company's internal auditors and financial management to review the internal audit department's activities; to discuss the Company's accounting practices and procedures; to review the adequacy of the Company's accounting and control systems; and to report to the Board any considerations or recommendations the Audit Committee may have with respect to such matters. The Committee also reviews the audit schedule and considers any issues raised by its members, the independent public accountants retained to audit the books and records of the Company, the internal audit staff, the legal staff or management. In addition, the Committee monitors the Business Ethics Policy for the Company's employees, coordinates compliance and reviews and investigates noncompliance matters. None of the members of the Audit Committee are officers or employees of the Company or any of its subsidiaries.

     Finance Committee -- The Finance Committee, which had five meetings in 1993, reviews, approves or modifies management recommendations on corporate financial strategy and policy and, where appropriate, makes recommendations to the Board of Directors.

     Nominating Committee -- The Nominating Committee was established to recommend qualified candidates for election as directors of the Company, including the slate of directors which the Board proposes for election by stockholders at the Annual Meeting. The Nominating Committee held no formal meetings in 1993; however, its members conferred with one another from time to time to discuss matters of pertinance to the nominating process. The Nominating Committee met in January 1994 to recommend the slate of directors proposed by the Board for election at the Annual Meeting for which proxies are hereby solicited.

     Organization And Compensation Committee -- The Organization and Compensation Committee, which had six meetings in 1993, reviews and approves corporate organizational structure; reviews performance of corporate officers; establishes overall employee compensation policies; and recommends to the Board of Directors major compensation programs. The Committee also reviews and approves compensation of directors and corporate officers, including salary and bonus awards, and administers the 1989 Incentive Compensation Plan. No member of the Organization and Compensation Committee is a member of management or eligible for compensation other than as a director. The report of the Committee begins on page 15.

STOCKHOLDER NOMINATIONS

     The Restated Certificate of Incorporation of the Company provides that any stockholder entitled to vote for the election of directors at a meeting may nominate persons for election as directors only if timely written notice of such stockholder's intent to make such nomination is given, either by personal delivery or United States mail, postage prepaid, to the Secretary, Allergan, Inc., 2525 Dupont Drive, Irvine, CA 92715. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the address provided not less than 30 days nor more than 60 days prior to the scheduled annual meeting, regardless of any postponements, deferrals or adjournments of that meeting to a later date; provided, however, that if less than 40 days' notice or prior public disclosure of the date of the scheduled annual meeting is given or made, notice by the stockholder, to be timely, must be so delivered or received not later than the close of business on the tenth day following the earlier of the day on which such notice of the date of the scheduled annual meeting was mailed or the day on which such public disclosure was made. A stockholder's notice to the Secretary must set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the Company beneficially owned by the person, (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Securities Exchange Act of 1934, as amended; and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of the stockholder and (ii) the class and number of shares of the Company's stock which are beneficially owned by the stockholder on the date of such stockholder notice. The Company may require any proposed nominee to furnish such other information as may be reasonably required by the Company to determine the eligibility of such proposed nominee to serve as director of the Company.

DIRECTOR COMPENSATION

     Of the Board's current 12 members, three are officers of the Company who do not receive additional compensation for Board or committee service. The remaining directors received, during the period from 1989 through 1993, an annual $20,000 retainer plus $1,000 for each Board meeting and $750 for each committee meeting attended. Effective January 1994, meeting fees have been increased to the following: board meetings, $1,300; committee meetings attended by members, $1,000; committee meetings attended by the committee chair, $1,500.

     Mr. Herbert, Chairman of the Board of the Company, has announced his retirement, effective March 31, 1994, as an executive officer and employee of the Company. Mr. Herbert will continue to serve in the capacity of Chairman of the Board and will provide ongoing advisory services to Allergan focusing on government affairs and industry relations. For these advisory services and his services as Chairman, he will receive an annual retainer of $150,000. He will also be paid attendance fees as described above, receive grants of restricted stock under the 1989 Nonemployee Director Stock Plan and be eligible to participate in the Deferred Directors Fee Program, both as described below.

     In 1991, the Company adopted a Deferred Directors Fee Program that permits directors to defer all or a portion of their retainers and meeting fees until termination of their status as a director. Deferred amounts are treated as having been invested in Common Stock of the Company and thus are valued according to fluctuations in the market price of the Common Stock. Distributions will be made in cash only. Messrs. Evans, Grant, Greene, Kermes, McCraw, Rosso and Wendt chose to defer all or a portion of their retainers and meeting fees for the period January 1, 1993 through December 31, 1993. Ms. Erickson and Mr. Schaeffer have elected to participate in the program beginning in 1994.

     In accordance with the Company's 1989 Nonemployee Director Stock Plan (the "Director Plan"), each director who is not an employee of the Company receives 1,000 shares of restricted stock upon initial election to the Board of Directors for a three year term, or a pro rata share if the election is for a shorter period. Thereafter the award is 700 shares upon such director's re-election to the Board. All such restricted stock grants vest at the rate of 33 1/3% per year assuming the director held office for a full three year term. In the event that an individual ceases to serve as a director prior to full vesting of a restricted stock grant for reasons other than death, disability or normal retirement those shares not then vested will be returned to the Company without payment of any consideration to the director. The Director Plan provides that the number of shares available for issuance under the Director Plan shall be adjusted in the event of certain changes in capitalization, such as stock splits and stock dividends.

     The Board has approved amendments to the Director Plan to provide that grants of restricted stock upon (a) initial election to the Board be 500 shares per year for each year, including a partial year of the term to be served, to a maximum of three years and (b) reelection to the Board be 500 shares per year for each of the three years of the new term. The amendments do not become effective unless approved by the stockholders at this meeting. The proposed amendments are described in greater detail beginning on page 24.

OTHER MATTERS

     In June 1992, the Company entered into a joint venture with Ligand Pharmaceuticals Incorporated ("Ligand") for the research and development and commercial exploitation of pharmaceutical products based on retinoid technology. Each company agreed to contribute $15 million to the venture over three years. Allergan Pharmaceuticals (Ireland) Ltd., Inc. also purchased, in conjunction with the formation of the joint venture and thereafter, an approximately 14.7% equity interest in Ligand for approximately $24 million, including the exercise of warrants in 1993. William C. Shepherd, President and CEO of the Company, became a director of Ligand shortly after the formation of the joint venture.

COMPLIANCE WITH SEC REPORTING REQUIREMENTS

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers, directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 1993, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten-percent beneficial owners were complied with except that Michael J. Donohoe filed his Form 3 upon becoming an executive officer in a timely manner but inadvertently omitted to report 290 shares held directly and 100 shares held by a trust in which Mr. Donohoe is co-trustee and has a pecuniary interest. He subsequently corrected his prior reports.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

BY MANAGEMENT

     The following table sets forth information as of January 31, 1994 regarding the beneficial ownership of the Common Stock of the Company by each nominee, present directors of the Company, each of the executive officers named in the Summary Compensation Table and all of the directors and executive officers of the Company as a group. Except as described in footnotes 5 and 6 below no officer or director of the Company owns beneficially 1% or more of the common stock outstanding.

                                                        SHARES OF        RIGHTS TO
                                                       COMMON STOCK       ACQUIRE
                                                       BENEFICIALLY      BENEFICIAL
                  BENEFICIAL OWNER                     OWNED(1)(2)      OWNERSHIP(3)       TOTAL
- -----------------------------------------------------  ------------     ------------     ---------
CLASS II DIRECTOR NOMINEES:
Tamara J. Erickson...................................         640           --                 640
William R. Grant.....................................      14,311           --              14,311
Louis T. Rosso.......................................      44,750           --              44,750
William C. Shepherd..................................      95,618          142,496         238,114
CLASS III DIRECTORS:
Handel E. Evans......................................       4,394           --               4,349
Gavin S. Herbert.....................................     482,077(4)       205,367         687,444(5)
Leslie G. McCraw.....................................       2,450           --               2,450
Henry Wendt..........................................      61,603           --              61,603
CLASS I DIRECTORS:
Howard E. Greene, Jr.................................       2,560           --               2,560
Richard M. Haugen....................................      39,836           67,073         106,909
Kenneth N. Kermes....................................       5,922           --               5,922
Leonard D. Schaeffer.................................       1,000           --               1,000
OTHER NAMED EXECUTIVE OFFICERS
Michael J. Donohoe...................................       7,919           31,759          39,678
Lester J. Kaplan, Ph.D...............................      14,275           37,632          51,907
All current directors and executive officers (23
  persons, including those named above)..............     850,990          691,750       1,542,740(6)

- ---------------

(1) In addition to shares held in the individual's sole name, this column includes shares held by the spouse and other members of the named person's immediate household who share that household with the named person, and shares held in family trusts. This column also includes shares held in trust for the benefit of the named party or group in the Company's Savings and Investment Plan and the Employee Stock Ownership Plan as of December 31, 1993.

(2) In addition to the foregoing beneficial ownership amounts, the Directors listed below elected to defer all or a portion of their annual retainer and meeting fees, with such deferred amounts treated as having been invested in Common Stock of the Company. As of December 31, 1993, such amounts constitute the economic equivalent of the following numbers of shares of Common stock:

                                                               ECONOMIC EQUIVALENT
                                                                NUMBER OF SHARES
                                                               -------------------
              Handel E. Evans................................         4,041
              William R. Grant...............................         4,089
              Howard E. Greene, Jr...........................         2,162
              Kenneth N. Kermes..............................         4,139
              Leslie G. McCraw...............................         3,012
              Louis T. Rosso.................................         1,351
              Henry Wendt....................................         3,749

(3) Shares which the party or group has the right to acquire within 60 days after January 31, 1994 upon the exercise of stock options.

(4) Includes 137,140 shares held in two trusts for which Mr. Herbert serves as co-trustee and in which he or his sister has a beneficial interest.

(5) Represents 1.1% of the shares outstanding as of January 31, 1994.

(6) Represents 2.4% of the shares outstanding as of January 31, 1994.

BY OTHERS

     Management of the Company knows of no person, except as set forth below, who is the beneficial owner of more than 5% of the Company's issued and outstanding Common Stock.

                                                                SHARES
                        NAME AND ADDRESS OF                  BENEFICIALLY         PERCENT
                         BENEFICIAL OWNERS                      OWNED             OF CLASS
        ---------------------------------------------------  ------------         --------
        Certain Fidelity funds ............................     7,937,317(1)        12.4%
          82 Devonshire Street
          Boston, MA 02109-3614
        Brinson Partners, Inc..............................     5,312,145(2)         8.3%
          209 South LaSalle Street
          Chicago, IL 60604
        State Farm Mutual..................................     5,030,000(3)         7.9%
          Automobile Insurance Company
          One State Farm Plaza
          Bloomington, IL 61710
        INVESCO plc and
          INVESCO Capital Management, Inc..................     4,908,550(4)         7.7%
          11 Devonshire Square
          London EC2M 47R
          England
        Mellon Bank Corporation............................     3,985,329(5)         6.2%
          One Mellon Bank Center
          Pittsburgh, PA 15258-0001

- ---------------

(1) Based on a Schedule 13G, dated February 10, 1994, filed with the Securities and Exchange Commission by FMR Corp. on behalf of itself and related entities, as updated by more recent information supplied by the named beneficial owner on March 4, 1994.

(2) Based on a Schedule 13G, dated February 11, 1994, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself and related entities, as updated by more recent information supplied by the named beneficial owner on March 4, 1994.

(3) Based on a Schedule 13G, dated January 28, 1994, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself and related entities, as updated by more recent information supplied by the named beneficial owner on March 4, 1994.

(4) Based on a Schedule 13G, dated February 10, 1994, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself and related entities, as updated by more recent information supplied by the named beneficial owner on March 4, 1994.

(5) Based on a Schedule 13G, dated February 8, 1994, filed with the Securities and Exchange Commission by the named beneficial owner on behalf of itself and related entities, as updated by more recent information supplied by the named beneficial owner on March 4, 1994. Includes shares held as trustee for certain of the Company's employee benefit plans.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table shows the compensation for the Company's Chief Executive Officer and the four most highly paid executive officers other than the CEO for services rendered in all capacities to the Company and its subsidiaries for the years ended December 31, 1991, 1992 and 1993.

                           SUMMARY COMPENSATION TABLE

                                                                       LONG TERM COMPENSATION
                                                                               AWARDS
                                                                      -------------------------
                                          ANNUAL COMPENSATION         RESTRICTED
          NAME AND                    ----------------------------       STOCK                      ALL OTHER
         PRINCIPAL                    SALARY      BONUS     OTHER      AWARD(S)                    COMPENSATION
          POSITION            YEAR    ($)(1)     ($)(2)     ($)(3)      ($)(4)       OPTIONS(#)     ($)(3)(5)
- ----------------------------  ----    -------    -------    ------    -----------    ----------    ------------
William C. Shepherd,          1993    494,348    320,000                               61,000         23,235
President & CEO               1992    416,004    340,000                245,000        61,000         25,182
                              1991    391,663    278,000                     --        42,000
Gavin S. Herbert,             1993    340,008    210,000                     --        34,300         38,461
Chairman of the               1992    400,008    280,000                     --        34,300         39,569
Board                         1991    491,670    374,000                     --        64,000
Richard M. Haugen,            1993    351,796    200,000                     --        34,300         15,905
Executive Vice                1992    289,680    224,000                     --        36,500         21,166
President & COO               1991    223,830    150,000                     --        29,000
Michael J. Donohoe,           1993    218,938    106,800      (6)            --        24,000         13,463
Corporate Vice                1992    202,750    126,880      (6)            --        24,800         16,239
President & President,        1991    185,493    117,000                               21,000
Europe Region
Lester J. Kaplan, Ph.D.,      1993    219,625    106,900                               16,000         17,576
Corporate                     1992    203,300    115,000                108,750        13,300         12,892
Vice President, R&D           1991    178,750     93,000                     --        14,000

- ---------------

(1) The amounts shown include cash compensation earned and received by executive officers as well as amounts earned but deferred at the election of those officers.

(2) The amounts shown represent bonus performance awards which were paid in February of the following year under the Company's Management Bonus Plan for services rendered during the fiscal year covered.

(3) In accordance with the transitional provisions applicable to the revised rules on executive officer compensation disclosure adopted by the Securities and Exchange Commission, amounts of Other Annual Compensation and All Other Compensation are excluded for 1991.

(4) All shares of restricted stock vest, in whole, in three years or more and receive non-preferential dividends. The amounts shown in the table represent the value of the restricted stock awards on the date of grant. The following number of restricted shares (and the value based on the closing price of the stock on December 31, 1993) were held by each of the named executives as of December 31, 1993: Mr. Shepherd, 10,000 ($226,250); Mr. Donohoe, 600
    ($13,575); and Dr. Kaplan, 5,000 ($113,125).

(5) The total amounts shown in this column for the 1993 fiscal year consist of contributions to the Allergan, Inc. Savings and Investment Plan ("SIP"), the Allergan, Inc. Employee Stock Ownership Plan ("ESOP"), the cost of term life insurance and term executive post-retirement life insurance premiums ("Ins") and payment in lieu of vacation ("Vac"), as follows:

                                                  SIP        ESOP        INS        VAC
                                                 ------     ------     -------     ------
        Mr. Shepherd...........................  $3,212     $4,299     $15,724     $   --
        Mr. Herbert............................   4,497      4,299      29,665         --
        Mr. Haugen.............................   2,249      4,299       2,515      6,842
        Mr. Donohoe............................   7,499      4,299       1,665         --
        Dr. Kaplan.............................   7,323      4,299       1,714      4,240

(6) Mr. Donohoe temporarily relocated to the United Kingdom in February 1992 in connection with his election as President, Europe Region. As a U.S.-based employee assigned abroad, Mr. Donohoe is entitled to certain payments that are made available generally to employees as part of the assignment. These amounts, which typically are associated with the expenses of maintaining two households, home visits, tax equalization and additional education costs for such employees' children, have not been included in this table.

STOCK OPTIONS

     The following table shows information regarding stock options granted to the named executive officers during 1993.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                    NUMBER OF      % OF TOTAL
                                    SECURITIES      OPTIONS
                                    UNDERLYING     GRANTED TO
                                     OPTIONS       EMPLOYEES      EXERCISE OR                     GRANT DATE
                                     GRANTED       IN FISCAL      BASE PRICE      EXPIRATION       PRESENT
               NAME                   (#)(1)          1993         PER SHARE         DATE        VALUE ($)(2)
- ----------------------------------  ----------     ----------     -----------     ----------     ------------
William C. Shepherd...............    61,000          7.1%          $ 23.34         4/27/03        $502,640
Gavin S. Herbert..................    34,300          4.0%            23.34         4/27/03         282,632
Richard M. Haugen.................    34,300          4.0%            23.34         4/27/03         282,632
Michael J. Donohoe................    24,000          2.8%            23.34         4/27/03         197,760
Lester J. Kaplan, Ph.D. ..........    16,000          1.9%            23.34         4/27/03         131,840

- ---------------

(1) All options disclosed above were granted pursuant to the 1989 Incentive Compensation Plan (the "Incentive Plan") on April 27, 1993 and become exercisable 25% per year beginning April 27, 1994. The exercise price and the tax withholding obligations related to exercise may be paid by delivery of already-owned shares. The Incentive Plan grants broad discretion to change material terms, including the acceleration of vesting upon a "Change in Control." See "Change in Control Arrangements" on page 14.

(2) Based on the Black-Scholes model of option valuation to determine grant date present value. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so that there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model. With respect to the 1993 option grants, the following assumptions were used in the Black-Scholes model: market price of stock, $23.34; exercise price of option, $23.34; stock volatility, .239 (based on two-year volatility and dividend yield); annualized risk-free interest rate, 6.00%; option term, 10 years; dividend yield, 1.65, risk of termination per year of vesting, 3%.

OPTION EXERCISES AND HOLDINGS

     The following table shows stock option exercises by the named executive officers during 1993, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares covered by both exercisable and non-exercisable stock options as of December 31, 1993. Also reported are the values for "in-the-money" options which represent the positive spread between the exercise price of any such existing stock options and the year-end price of Common Stock.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                         FISCAL YEAR-END OPTION VALUES

                                                            NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                                  SHARES                           OPTIONS                IN-THE-MONEY OPTIONS
                                 ACQUIRED      VALUE          AT 12/31/93(#)(1)             AT 12/31/93($)(2)
                                ON EXERCISE   REALIZED   ---------------------------   ---------------------------
             NAME                   (#)         ($)      EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
- ------------------------------  -----------   --------   -----------   -------------   -----------   -------------
William C. Shepherd...........     8,826      $ 81,199     166,032        138,750       $ 578,634      $ 121,906
Gavin S. Herbert..............     --            --        205,367        109,525         473,221        151,884
Richard M. Haugen.............     --            --         68,544         82,425         174,397         72,078
Michael J. Donohoe............     2,495        14,435      31,759         55,400          44,741         37,213
Lester J. Kaplan, Ph.D. ......     --            --         37,632         37,350          89,316         40,447

- ---------------

(1) In accordance with the agreement entered into between the Company and SKB governing the Spinoff Distribution, each employee or former employee of the Company who as of the date of the Spinoff Distribution held an SKB stock option was granted a nonqualified stock option under the Incentive Plan in substitution of the SKB option. The exercise prices of the Company options were set by the Company's Incentive Compensation Plan Committee, then in existence, in a manner designed to preserve the gain in the SKB option at the time of substitution. The numbers shown include the value of options accumulated, and not yet exercised, over a ten-year period, including the period when the Company was a subsidiary of SKB.

(2) Based on the closing price of $22.625 on the New York Stock Exchange of the Company's Common Stock.

DEFINED BENEFIT PENSION PLANS

     The Company has established a defined benefit retirement plan as a successor to the pension benefit obligations of the retirement plan of its former parent company, SmithKline Beckman Corporation ("SKB") with respect to Allergan employees. Allergan became an independent, publicly-held company as a result of a spinoff distribution by SKB in 1989 (the "Spinoff Distribution"). The Allergan plan, into which certain assets of the SKB plan were transferred in conjunction with the Spinoff Distribution, provides pension benefits to employees, including officers, based upon the average of the highest 60 consecutive months of eligible earnings ("Final Average Pay") and years of service integrated with covered compensation as defined by the Social Security Administration.

     Allergan has also established two supplemental retirement plans ("SRP") for employees, including officers. These plans pay benefits directly to a participant to the extent benefits under the Pension Plan are limited by certain Internal Revenue Code provisions.

     The following table illustrates the annual combined retirement benefits payable under the retirement plans based on an age 62 retirement. If an employee elects a benefit for his or her surviving spouse, the retirement benefit for the employee is reduced to reflect this additional coverage.

                               PENSION PLAN TABLE

                                                           YEARS OF SERVICE
                                  -------------------------------------------------------------------
       FINAL AVERAGE PAY            15        20        25        30        35        40        45
- --------------------------------  -------   -------   -------   -------   -------   -------   -------
$200,000........................   49,700    66,300    82,900    99,400   116,000   121,000   126,000
$250,000........................   62,700    83,600   104,500   125,400   146,300   152,500   158,800
$300,000........................   75,700   100,900   126,100   151,300   176,600   184,100   191,600
$350,000........................   88,600   118,200   147,700   177,300   206,800   215,600   224,300
$400,000........................  101,600   135,500   169,400   203,200   237,100   247,100   257,100
$500,000........................  127,600   170,100   212,600   255,100   297,700   310,200   322,700
$600,000........................  153,500   204,700   255,900   307,000   358,200   373,200   388,200
$700,000........................  179,500   239,300   299,100   358,900   418,800   436,300   453,800
$800,000........................  205,400   273,900   342,400   410,800   479,300   499,300   519,300
$900,000........................  231,400   308,500   385,600   462,700   539,900   562,400   584,900

     Eligible earnings include basic salary and bonuses earned during the year. Unreduced benefits are payable at age 62, but employees may continue employment beyond then and earn additional retirement benefits. Credited years of service at normal retirement for the individuals named in the compensation table would be as follows: Mr. Shepherd, 34 years; Mr. Herbert, 45 years; Mr. Haugen, 35 years; Mr. Donohoe, 18 years; and Dr. Kaplan, 29 years.

CHANGE IN CONTROL ARRANGEMENTS

     The Company has entered into agreements with each of its executive officers and certain other officers which provide certain benefits in the event of a change in control of the Company. A "change in control" of the Company is defined as, in general, the acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, certain business combinations involving the Company or a change in a majority of the incumbent members of the Board of Directors, except for changes in the majority of such members approved by such members. If, within two years after a change in control, the Company or, in certain circumstances, the executive, terminates his or her employment, the executive is entitled to a severance payment equal to one, two or three (depending on the executive in question) times (i) such executive's highest annual salary within the five-year period preceding termination plus (ii) a bonus increment equal to the average of the two highest of the last five bonuses paid to such executive under the Company's Management Bonus Plan. In addition, the executive is entitled to the continuation of all employment benefits for a one-, two-or three-year period (depending on the executive in question), the vesting of all stock options and certain other benefits, including payment of an amount sufficient to offset any "excess parachute payment" excise tax payable by the executive pursuant to the provisions of the Internal Revenue Code or any comparable provision of state law. The multiple of salary and bonus (as calculated above) and the number of years of continued coverage of other benefits are as follows: Messrs. Herbert, Shepherd and Haugen -- three years; Messrs. Kaplan and Donohoe, and the other nine executive officers -- two years; other covered officers (25 persons) -- one year.

     In addition, the Company's SRP, Incentive Plan, Savings and Investment Plan, Employee Stock Ownership Plan and Nonemployee Director Stock Plan each contain provisions for the accelerated vesting of benefits under such plans upon a change in control of the Company. For such purposes a change in control is deemed to occur upon the acquisition by any person of 50% or more of the combined voting power of the Company's then outstanding voting securities, a change in composition of a majority of the Board of Directors unless approved by incumbent directors, and certain other acquisition related events.

             REPORT OF THE ORGANIZATION AND COMPENSATION COMMITTEE

     As members of the Organization and Compensation Committee, it is our duty, pursuant to our charter to: administer the Company's Management Bonus Plan and the 1989 Incentive Compensation Plan, review and adjust base compensation levels, evaluate performance, and consider and approve management succession for corporate officers.

     Allergan's executive compensation programs are designed to attract, motivate, and retain the executive talent needed to optimize shareholder value in a competitive environment. The programs support the goal of increasing shareholder value of the Company by achieving specific financial and strategic objectives.

     Allergan's executive compensation programs are designed to provide:

     - levels of base compensation that are competitive with comparable pharmaceutical and diversified health care companies;

     - annual incentive compensation that varies in a consistent and predictable manner with achievement of the financial performance objectives of the Company; and

     - long-term incentive compensation that focuses executive efforts on building shareholder value through meeting longer-term financial and strategic goals.

     In designing and administering its executive compensation program, the Company attempts to strike an appropriate balance among these various elements, each of which is discussed in greater detail below.

BASE SALARY


     Base salary, as well as bonus, is targeted at the 50th percentile level, consistent with comparable pharmaceutical and diversified health care companies. The Company's Compensation Department, in an effort to obtain a broad base of data, participates in a number of salary surveys and obtains commercially available surveys. In conducting its analysis, the Company attempts, when data is available, to include data from companies included in the S&P Health Care (Diversified) Index, the S&P Health Care (Drugs) Index and other S&P Health Care indices, as well as from companies subjectively considered comparable based on such factors as size, product lines, employment levels and market capitalization. For 1993, survey data from all but one of the companies contained in the "Diversified" and "Drugs" indices were available and used by the Committee in its executive compensation deliberations. Allergan's salary increase program is designed to reward individual performance consistent with the Company's overall financial performance in the context of competitive practice. Annual performance reviews and formal merit increase guidelines determine individual salary increases.

THE MANAGEMENT BONUS PLAN


     The Management Bonus Plan is designed to reward management-level employees for their contributions to corporate and individual objectives. Each eligible employee's award is expressed as a percentage of the participant's December 31, 1993 base salary. Bonus targets begin at 10% for managers and range from 30% to 60% for executive officers, it being the Committee's compensation philosophy that increasing portions of compensation should be "at risk" for those employees with greater influence on shareholder value. Individual performance is measured against objectives that reflect what executives must do in order for Allergan to meet its short-and long-term business goals. A participant's individual bonus target award may be modified from 0% to 150%. In general, each eligible employee sets for himself or herself a number of objectives for the coming year and then submits a self-assessment of performance against these objectives as a part of the year-end compensation review process. The individual objectives vary considerably in detail and subject matter. Examples of objectives identified by executive officers for 1993 include divestiture of the remaining contact lens business, completion of expanded research and development facilities, making important progress toward obtaining "ISO 9000" certification (a quality assurance program), introduction of new products into designated markets, and filling key vacancies in management. This information (or summaries thereof) is generally considered by the Committee in a subjective evaluation of overall performance of the executive officers for purposes of determining the actual bonus.


     Organizational objectives are measured in terms related to Allergan's increase in shareholder value: cash flow return on investment (CFROI), sales growth over the prior year, and operating margin objectives. The Committee believes that these measures are primary determinants with the highest historical correlation with share price. Targets based on organizational objectives are established as part of the annual operating plan process which includes a review of peer group company performance.

     The bonus target is set at 100% when 100% of operating plan objectives for CFROI, sales growth, and operating margin are achieved. The bonus award guideline is highly leveraged with the possible percentage ranging from 0% to 200%, and is linked to company performance against the three measures. For 1993, the Company's bonus award guideline percentage was 97%, with results in CFROI and Operating Margin exceeding planned levels and sales growth below the planned level.

     The following illustrates the bonus determination process:

                             Employee's     Organizational      Individual      Individual
                                Bonus          Objective        Performance        Bonus
                               Target         Achievement       Achievement     Percentage
                                           X                X
                                                                            =
    e.g.                         25%              97%              110%            26.7%

     For bonus year 1993, the Committee approved a total bonus fund of $8.3 million for approximately 450 participating employees.

TOTAL ANNUAL CASH COMPENSATION (BASE SALARY PLUS BONUS)

     Total cash compensation is set competitively at the 50th percentile, as described in the section titled Base Salary above, when annual operating plans and targets are achieved. Top-quartile cash compensation can be attained only if business results significantly exceed the operating plan.

INCENTIVE COMPENSATION PLAN

     The 1989 Incentive Compensation Plan (the "Incentive Plan") authorizes the granting of various stock-based incentive awards to officers and key employees of the Company and its subsidiaries. The plan has been designed to:

     - link management's financial success to that of the shareholders via broad-based participation of Allergan management employees (approximately 460 managers received grants in 1993);

     - focus attention on building shareholder value through meeting longer-term financial and strategic goals;

     - balance long-term with short-term decision making; and

     - encourage and create ownership and retention of the Company's stock.

COMMITTEE ACTIVITIES

     In 1993, the Committee had six formal meetings as well as many interim discussions. The following summarizes the Committee's major activities:

     - Approved the 1993 Executive Salary Plan. This plan sets the salary grades, ranges, and target bonus percentages based on competitive information from comparable pharmaceutical and diversified health care companies.

     - Reviewed and determined 1993 salary increases for each corporate officer based on their performance.

     - Determined 1992 management bonus awards for corporate officers based on assessment of their performance against objectives. Approved the 1993 Management Bonus Plan's corporate financial objectives.

     - Reviewed and recommended 1993 stock awards for executive officers as well as for approximately 450 other participants.

     - Recommended the election of 1993 corporate officers and the designation of executive officers covered under section 16 of the Securities Exchange Act of 1934.

     - Reviewed and approved executive stock ownership guidelines. The Chairman and the President and CEO are each expected to hold three times their salary in Company stock; the guideline for the Executive Vice President and COO is two times his salary; and the guideline for corporate vice presidents is one time salary.

     - Considered the limitation on the deductibility of executive compensation under section 162(m) of the Internal Revenue Code, as amended by the Omnibus Budget Reconciliation Act of 1993. The Committee believes that the Incentive Plan is likely to be able to meet the requirements to permit exemption from the limitation. The Committee will consider various alternatives to preserving the deductibility of payments under the Management Bonus Plan to the extent reasonably practicable and to the extent consistent with its other compensation objectives.

     The Company, with the approval of the Committee, has retained the services of Towers Perrin, a Human Resources consulting firm, since 1989 to provide advice and review the reasonableness of compensation paid to executive officers of the Company. As part of its services, Towers Perrin reviewed and, as appropriate, provided recommendations with respect to the 1993 Executive Salary Plan and Stock Award Guidelines.

SALARY INCREASES

     The CEO received an increase of 9.6% effective February 1, 1994, reflecting the Committee's assessment of Mr. Shepherd's 1993 performance when evaluated against the objectives established for the year. Of particular noteworthiness were his outstanding accomplishments above and beyond normal CEO responsibilities. He successfully integrated the new management team concept in a very difficult health care environment, recruited six key executives, completed key joint ventures, the licensing and co-marketing of several products and maintained the momentum on R&D programs successfully. He also concluded the sale of the international contact lens business. The Committee, in setting Mr. Shepherd's increase, also took into consideration the fact that Mr. Shepherd's salary is below the midpoint for his salary grade, owing in large measure to the relatively short time he has served as CEO. During 1993, Mr. Shepherd's base salary was 86% of the targeted level for his salary grade.

     Other executive officers received an average increase of 6.8% effective February 1, 1994 to reflect performance that was generally above average, thus enabling the Company to achieve excellent results considering market conditions. During 1993, salaries for the other named executive officers averaged 84% of the targeted levels for their salary grades.

MANAGEMENT BONUS PLAN AWARDS

     At the January 1994 meeting, the Committee approved bonus awards for executive officers. All of these awards were within the terms of the Management Bonus Plan.

     The CEO received a Management Bonus Plan award of $320,000, based on the Committee's assessment of Mr. Shepherd's performance and Allergan's 1993 corporate financial results. For purposes of compensation decisions, the Company's performance is measured under the Management Bonus Plan against goals established prior to the start of the fiscal year.

     In the case of Mr. Shepherd, the Committee was influenced by the same business factors discussed above in connection with his salary increase. In the case of each of the other named executives, the Committee was influenced by the achievements that enabled their respective business units to reach their financial and strategic goals.

LONG-TERM INCENTIVE GRANTS


     At the April 1993 meeting, the Committee considered long-term incentive grants for each of the executive officers of the Company. The guidelines for each grade level are set periodically based upon a comparison of Allergan to survey data for over 200 companies prepared and analyzed by Towers Perrin in order to approximate 75th percentile level compensation if the Company is successful and that success results in increased stock prices. Although information with respect to previous grants is considered by the Committee, awards made in 1993 to executive officers were not affected in any significant way by awards made in previous years.


     The CEO received 61,000 non-qualified stock options, which was equal to the guideline amount previously set for the position. The Committee was influenced by, among other things, the Company's performance, continued progress in divesting non-core businesses and the continued smooth transition of leadership responsibilities from Mr. Herbert to Mr. Shepherd.

     In the case of each of the other named executives, the stock award was within the Company's guideline and reflects the assessment of individual performance as well as the performance of the Company as discussed in the previous paragraph. In determining the specific award to the CEO and each of the other named executives, the Committee considers a mix of individual and corporate performance achievements, without attributing relative weights to the various factors considered.

     No member of the Organization and Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries.

                                          Organization and Compensation
                                          Committee,

                                          William R. Grant, Chairman
                                          Ms. Tamara J. Erickson
                                          Mr. Handel E. Evans
                                          Mr. Leslie G. McCraw
                                          Mr. Leonard D. Schaeffer

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Company's Organization and Compensation Committee is a current or former officer or employee of the Company. There are no compensation committee interlocks between the Company and other entities involving Allergan executive officers and Allergan Board members who serve as executive officers of such other entities.

     Walsh International Inc. and Pharmaceutical Marketing Services Inc., of which Handel E. Evans, a director of the Company and a member of the Organization and Compensation Committee, is the Executive Chairman, provided pharmaceutical marketing research data during 1993 for which the Company paid approximately $291,000.

     Blue Cross of California, of which Leonard D. Schaeffer, a director of the Company and a member of the Organization and Compensation Committee, is the Chairman, provided administrative services for certain of the Company's health plans during 1993 for which the Company paid approximately $200,000.

                            STOCK PERFORMANCE GRAPH

     Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the S&P 500 Stock Index, the S&P Health Care (Drugs) Index and the S&P Health Care (Diversified) Index for the period beginning July 27, 1989 (the date of the Spinoff Distribution) and ending December 31, 1993. The graph assumes that all dividends have been reinvested. The Company has selected the S&P Health Care (Diversified) Index to use in this Proxy Statement, based on its belief that such S&P Health Care (Diversified) Index more accurately reflects the Company's peers when considering such factors as product mix than the index previously used, the S&P Health Care (Drugs) Index. Both indexes are shown in the graph.

                                                                                  S&P Health
      Measurement Period                                          S&P Health         Care
    (Fiscal Year Covered)             AGN           S&P 500       Care Drugs      Diversified
7/27/89                               100             100             100             100
12/31/89                               69             106             114             111
12/31/90                               71             103             130             135
12/31/91                              101             134             215             200
12/31/92                              108             145             172             171
12/31/93                               96             159             158             163

           AMENDMENT AND CONTINUATION OF THE STOCKHOLDER RIGHTS PLAN

                                   PROPOSAL 2

     The Company's Stockholder Rights Plan (the "Plan") was adopted in 1989 in an effort to protect stockholders from unfair attempts to acquire the Company, including the use of abusive takeover tactics, and to improve the Board of Directors' ability to negotiate on behalf of all stockholders in the event a takeover proposal was made.

     The Board of Directors, upon recommendation of the Company's management, has undertaken a detailed review of the Plan, with the participation of institutional stockholders and outside legal and financial advisors. As a result of the review, the Board of Directors, at its September 1993 meeting, approved amendments to the Plan to strengthen the stockholders' ultimate control over the Plan. The review was undertaken in response to concerns expressed by certain institutional stockholders of the Company relating to the effect of stockholder rights plans generally in not permitting stockholders to sufficiently influence decisions which directly and materially affect their status as stockholders, and in light of a general decline recently in the level of takeover activity and, particularly, in the number of attempted hostile takeovers employing coercive tactics.

     The Board of Directors also determined that, in order to continue in effect, the Plan as amended must be approved by the affirmative vote of a majority of the shares present and voting at the meeting. The Board of Directors recommends that the Stockholders vote for this Proposal to continue in effect the Plan as now amended.

AMENDMENTS TO THE PLAN

     Specifically, the amendments to the Plan adopted by the Board of Directors (the "Amendments") provide for the following:

          Stockholder Referendum. Prior to adoption of the Amendments, redemption of the rights issued under the Plan (the "Rights") was solely within the discretion of the Board of Directors. Pursuant to the Amendments, redemption of the Rights (and, accordingly, the elimination of the Plan) will be submitted to a binding stockholder vote if an offer for all outstanding shares meeting certain conditions is made and within 60 days thereafter the Board of Directors has not either redeemed the Rights or approved a financially superior alternative transaction. The Board must redeem the Rights if holders of a majority of the Company's then outstanding voting shares vote to request such redemption to allow the completion of that offer or a financially superior offer. Thus, regardless of the Board of Directors' position, the stockholders can cause the redemption of the Rights to allow completion of an offer meeting the specified conditions.


          According to publicly-filed reports and other information available to the Company, a majority of the Company's outstanding Common Stock is currently beneficially owned by institutional stockholders, thereby giving such institutional stockholders effective control over any redemption decision. The Company is unable to predict what percentage of the Company's outstanding shares will be held by institutional holders in the future, or how any of its stockholders, including institutional holders, will vote on any redemption matter submitted for a stockholder vote under the Plan.



          The specified conditions for a stockholder vote on redemption are (i) that the offer must be for all outstanding common shares at the same price,
     (ii) if an offer all or partially for a cash consideration, that the offer must be fully financed, (iii) if an offer all or partially for non-cash consideration, that such consideration must be New York Stock Exchange-listed securities and that the offer will provide tax-deferred treatment for stockholders, and (iv) that the offer is not subject to financing, funding or due diligence conditions.

          Term of Plan. Prior to adoption of the Amendments, the Plan was scheduled to expire in 1999. Pursuant to the Amendments, the Plan will now expire at the Company's annual meeting of stockholders in 1997 unless holders of a majority of the votes cast at the 1997 annual meeting of stockholders vote affirmatively to extend the term of the Plan. If the stockholders approve the extension at the 1997 annual meeting of stockholders, the Plan will expire (without redemption of the Rights) at the 2000 annual meeting of stockholders.

OTHER MATERIAL TERMS OF THE PLAN

     Pursuant to the Plan, in 1989 the Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Common Stock of the Company. Each right entitles a holder to purchase one one-hundredth of a share of Series A Participating Preferred Stock at an exercise price of $115, subject to adjustment. The Rights do not become exercisable or transferable apart from the Common Stock until the earlier of (i) any person or group becoming the beneficial owner of 20% or more of the voting power of the outstanding voting securities of the Company ("Acquiring Person") other than an employee benefit plan of the Company or pursuant to a "permitted offer" (i.e., an offer for all outstanding shares at a price and terms determined by a majority of the independent directors to be adequate and in the best interests of the Company and its stockholders), and (ii) ten days after the commencement of a tender or exchange offer which would result in any person or group becoming an Acquiring Person.

     If any person or group becomes a 20% or more beneficial owner of Company voting securities, except pursuant to a "permitted offer," then each Rightholder (other than the Acquiring Person and related persons) will be entitled to receive upon exercise Common Stock (or, in certain circumstances, other consideration) having a value equal to two times the exercise price of the Right. If, after the Rights have become exercisable, the Company is acquired in a merger or other business combination in which the Company is not the surviving corporation or in which 50% or more of the assets or earning power is sold, each Rightholder (other than the Acquiring Person and related persons) will then be entitled to receive, upon exercise, common stock of the acquiring company having a value of two times the exercise price of the Right.

STOCKHOLDER VOTE ON THE PLAN

     The Board is not required by law to submit any of the amendments to the Plan to a stockholder vote. However, the Board has determined that, since the Plan is intended to protect stockholders' interests, it is appropriate that the Plan (as amended) will expire unless the stockholders approve its continuation at this meeting.

     Accordingly, if the Plan (as amended) is approved by the affirmative vote of a majority of the votes cast at the Meeting, the Plan (as amended) will continue in effect until the annual meeting of stockholders in 1997. If the Plan (as amended) is not approved by such vote, the Plan (as amended) will, by its terms, automatically expire (without any redemption of Rights), and the Plan will be of no further force and effect.

ADVANTAGES AND DISADVANTAGES OF THE PLAN

     The Board of Directors believes that the Plan, as it has been amended, continues to meet the primary objectives which originally caused the Board to adopt the Plan. In addition, the Plan now places significant control of the use of the Plan in stockholders' hands, thereby addressing a corporate governance issue which has been raised by some stockholders, namely the right of stockholders to influence decisions directly and materially affecting them such as a change of control transaction.

     The Board of Directors continues to be concerned that certain takeovers could be undesirable and deprive stockholders of the long-term value of their stock. The Plan continues to be designed to discourage takeovers and takeover proposals that use abusive tactics, do not provide for adequate payments to stockholders for their stock, or enable an offeror to obtain effective control of the Company, but less than all of the Company's stock, without offering all stockholders the opportunity to receive the long-term value for all of their stock. The Plan also continues to be intended to increase the negotiating position of the Board for the benefit of the stockholders in the event a takeover proposal is made.

     The Board of Directors believes that the concerns underlying these objectives are of particular import for a company in the pharmaceutical business, which is research and development intensive. Since bidders likely would not be able to fully analyze and value the research and development component of the Company's business in the short 20 business-day time frame provided for tender offers under federal law, the Board believes that a bidder would be likely to undervalue the Company, depriving stockholders of the opportunity to receive the maximum price for their shares.

     The amendments to the Plan are intended to be responsive to the perceived desire of the Company's stockholders to have more control over the use of the Plan in meeting the objectives described above. Although the stockholder referendum procedure described above neither requires the Board of Directors to approve or recommend any offer to acquire the Company, nor precludes the Board from pursuing or recommending alternatives to any offer, it does provide for the stockholders, with the requisite vote, to eliminate the impediments caused by the existence of the Rights for an offer meeting the specified conditions. The Board believes that offers meeting the conditions (essentially, fully-financed offers for all outstanding shares) avoid several of the concerns the Plan is designed to protect against. The Board also believes that, although such an offer may not necessarily reflect the long-term value of the Company's stock, the stockholders should be able to determine for themselves whether they wish to avail themselves of the protection of the Rights in those circumstances.

     As in the case of the Plan prior to the Amendments, the Plan may discourage certain mergers, tender offers or other purchases of the Company's stock and certain proxy contests which some or even a majority of stockholders would deem to be advantageous. The Plan may also discourage the accumulation of substantial investments in the Company by stockholders who do not intend to effect a change of control of the Company. By deterring possible changes in control, the Board of Directors and management may thus benefit from a more secure tenure. The Board of Directors does not believe that the potential disadvantage outweighs the benefits of the Plan.

     In the view of the Board of Directors there is no provision contained in the Company's Certificate of Incorporation nor in any law applicable to the Company which affords the protection provided by the Plan in assuring that the Board of Directors can negotiate with a bidder on the stockholders' behalf, nor which provides the protection afforded by the Plan against a person or group accumulating a substantial stock position and then making a bid at an inadequate price (effectively blocking other potential buyers who would be willing to pay higher prices), taking control of the Company through a proxy contest (with no payment at all to stockholders), or taking certain other actions detrimental to the stockholders.

     IT IS, THEREFORE, RECOMMENDED THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL. If the Proposal is approved, the Plan as amended will remain in effect. If the Proposal is not approved, the Plan as amended will terminate (without redemption of the Rights) and will be of no further force or effect.

     A copy of the Plan, as amended, is available upon request from the Company, free of charge. The foregoing discussion is qualified in all respects by reference to the full text of the amended Plan.

             AMENDMENT OF THE 1989 NONEMPLOYEE DIRECTOR STOCK PLAN

                                   PROPOSAL 3

     The Company seeks stockholder approval of amendments to its 1989 Nonemployee Director Stock Plan (the "Director Plan") which will change the formula pursuant to which automatic grants of restricted stock are awarded to nonemployee directors under the Director Plan, and implement certain other changes as discussed below.

     Currently, the Director Plan provides for (i) an automatic grant of 1,000 shares of restricted stock to each nonemployee director upon initial election to the Board of Directors for a three-year term (or a lesser amount prorated monthly if the initial election is for a shorter period) and (ii) an additional automatic grant of 700 shares of restricted stock upon such director's re-election to the Board. Generally, such restricted stock grants vest at a rate of 33 1/3% per year assuming the director holds office for a full three-year term (prorated monthly for partial years). At such time as an individual ceases to serve as a director (for any reason other than death, disability or retirement), any then unvested restricted shares will be returned to the Company without payment of any consideration to the director.

     If approved by the affirmative vote of a majority of the shares present and voting at the meeting, the proposed amendments to the Director Plan will implement the following changes effective as of the date of the 1994 annual meeting of stockholders:

     - The number of shares of restricted stock which will be awarded to each nonemployee director upon initial election or appointment as well as upon each subsequent re-election will be 500 shares multiplied by the number of years, including any partial year as a full year for this purpose, of the applicable term of office to be served. For example, each of the Class II nominees who are non-employees will receive, if elected, an automatic grant of 1,500 shares under this proposed amendment.

     - Grants of restricted stock made on and after such annual meeting will vest in equal installments of 500 shares as of the date of each subsequent regular annual meeting of stockholders at which any directors are to be elected.

     - Certain provisions of the Director Plan will also be amended to delete provisions which could (if applicable) cause acceleration of vesting upon retirement from the Board. Since the Company currently does not have a retirement age policy for its nonemployee directors, mandatory or otherwise, this change to the Director Plan is intended to conform the Director Plan to actual current practice. As a result, only death, disability or a change in control (as discussed more fully below) will result in acceleration of vesting.

     The primary purpose of the proposed amendments to the Director Plan is to increase the number of shares included in the automatic grants to nonemployee directors in order to keep the total package of nonemployee director compensation competitive with comparable publicly-traded companies. The other changes being proposed are intended to simplify administration of the Director Plan. IT IS, THEREFORE, RECOMMENDED THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL.
     The following is a summary of the Director Plan as proposed to be amended. The full text of the Director Plan (as proposed to be amended) is attached as Exhibit A, and the following summary, together with the preceding discussion of the proposed amendments, is qualified in its entirety by reference to such Exhibit A.

     The Director Plan was originally approved and adopted in 1989 by the Company's Board of Directors and then sole stockholder, SmithKline Beckman Corporation. Under the Plan, up to 50,000 shares of common stock of the Company may be issued through periodic automatic grants of restricted stock to nonemployee directors only. The purposes of the Director Plan are to enable the Company to attract and retain the services of experienced and knowledgeable nonemployee directors and to further align their interests with those of the stockholders by providing for or increasing the proprietary interests of such directors in the Company. To date, 14,527 shares have been awarded to nonemployee directors under the Director Plan. The shares issuable under the Director Plan may be newly-issued or treasury shares (including those acquired by the Company in the open market). The Director Plan provides that proportionate adjustment will be made to the maximum number of shares authorized under the Director Plan and, to the extent appropriate, to other aspects of existing or future awards in the event of a stock split, recapitalization or similar event.

     The shares awarded under the Director Plan are subject to restrictions on transferability as well as the vesting schedule described above. In the event that a recipient of a restricted stock award under the Director Plan ceases to be a director of the Company for any reason other than death or total disability, any shares which are then unvested shall be subject to forfeiture back to the Company. Once vested, the shares are no longer restricted as to transferability and no longer subject to forfeiture to the Company upon termination of director status. Upon death or total disability of a nonemployee director, or in the event of a "change in control" of the Company, all unvested shares will be deemed vested. A "change of control" for this purpose occurs if
(i) any person or group becomes the beneficial owner of 50% or more of the Company's outstanding voting securities, (ii) a change occurs in the majority of the incumbent directors (except for changes approved by such members), (iii) a merger or other business combination involving the Company is approved by stockholders (other than a merger or other transaction in which (A) the Company's stockholders as of immediately prior to such transaction would continue to own 50% or more of the outstanding voting securities of the Company or successor after the transaction is consummated and (B) no person or group becomes a 50% or more beneficial owner of Company voting securities), or (iv) a plan of complete liquidation or the sale of all or substantially all of the Company's assets is approved by stockholders.

     The Company does not receive any consideration upon grant or vesting of restricted stock awards. Recipients of restricted stock awards are, unless forfeited pursuant to the terms of the Plan, entitled to vote and to receive dividends on the shares subject to the award from the original grant date through the vesting date (at which time the recipient receives unrestricted ownership of the shares).

     Under existing federal income tax provisions, a director who receives shares of restricted stock under the Director Plan which are subject to restrictions which create a "substantial risk of forfeiture" (within the meaning of section 83 of the Internal Revenue Code) will not normally realize any income, nor will the Company normally receive any deduction for federal income tax purposes, in the year of the grant or award. Such director will normally realize taxable income on the date the shares become transferable or no longer subject to substantial risk of forfeiture or on the date of their earlier disposition. The amount of such taxable income will be equal to the amount by which the fair market value of the shares of common stock on the date such restrictions lapse (or any earlier date on which the shares become transferable or are disposed of) exceeds their purchase price, if any. A director may elect, however, to include in income in the year of grant the excess of the fair market value of the shares of Common Stock (without regard to any restrictions) on the date of grant. If this election is made, the director will ordinarily not be entitled to recognize any loss thereafter attributable to the shares as a result of forfeiture. The foregoing is a brief summary of certain federal income tax consequences associated with restricted stock grants under the Director Plan. This summary does not purport to be a complete statement of the law and does not cover tax consequences under foreign, state or local laws.

     The Director Plan is intended to be a nondiscretionary plan for purposes of rules and interpretations of the Securities and Exchange Commission relating to
Section 16 of the Securities Exchange Act of 1934, as amended. Subject to the provisions of the Director Plan, including the automatic nature of awards thereunder, administrative authority with respect to the Plan is vested in the Board of Directors, and may be delegated to a committee of the Board consisting of persons ineligible to receive awards under the Director Plan. No such committee has been appointed. The Board may at any time amend, suspend or terminate the Director Plan provided that (I) no such action shall deprive the recipient of an award under the Plan of such award without the consent of such recipient and (II) stockholder approval is necessary to increase the maximum number of shares authorized under the Plan, to accelerate vesting, to extend the duration of the Plan, to materially modify eligibility criteria, or to materially increase benefits accruing to recipients of awards under the Plan. Unless sooner terminated, the Director Plan will terminate, as to the authority to grant new awards, on December 31, 1999.

     The table below summarizes certain information with respect to restricted stock awards under the Director Plan:

                               NEW PLAN BENEFITS

                 ALLERGAN 1989 NONEMPLOYEE DIRECTOR STOCK PLAN

                                                               DOLLAR VALUE         NUMBER OF UNITS
                                                               AT 12/31/93             (SHARES)
                                                               ------------         ---------------
Nonemployee Directors Scheduled to Receive Grants in 1994....    $101,813                4,500

     The information in the table above reflects only the number of restricted shares which will be automatically awarded to the three nonemployee directors who are Class II nominees for election at the 1994 Annual Meeting of Stockholders. Future awards to other nonemployee directors will be made if and when they are re-elected in subsequent years. Any new nonemployee who is appointed to serve as a director (whether to fill a vacancy created by an increase in the size of the Board or by resignation or other termination of director status) during 1994 or any subsequent year will also be entitled to an automatic grant of restricted stock under the Director Plan.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick, independent auditors, audited the consolidated financial statements of the Company for the fiscal year ended December 31, 1993. Representatives of KPMG Peat Marwick are expected to be present at the stockholders' meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Independent public accountants for the fiscal year ending December 31, 1994 will be selected by the Board of Directors after a review and recommendation to the Board by the Audit Committee.

                                 ANNUAL REPORT

     The Annual Report to Shareholders, including consolidated financial statements for the year ended December 31, 1993, accompanies the proxy material being mailed to all stockholders. The Annual Report is not a part of the proxy solicitation material.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Any stockholder of the Company wishing to have a proposal considered for inclusion in the Company's 1995 proxy solicitation materials must, in addition to other applicable requirements, set forth such proposal in writing and send the proposal to the Secretary of the Company so that it is received on or before November 16, 1994.

                                 OTHER BUSINESS

PRESENTED BY MANAGEMENT

     As of the date of this Proxy Statement, management knows of no other matters to be brought before the stockholders at the Annual Meeting. Should any other matters properly come before the meeting, action may be taken thereon pursuant to the proxies in the form enclosed, which confer discretionary authority on the persons named therein or their substitutes with respect to such matters.

PRESENTED BY STOCKHOLDERS

     Pursuant to the Company's Restated Certificate of Incorporation only such business shall be conducted at an annual meeting of stockholders as is properly brought before the meeting. For business to be properly brought before an annual meeting by a stockholder, in addition to any other applicable requirements, timely notice of the matter must be first given to the Secretary of the Company. To be timely, written notice must be received by the Secretary no less than 30 days nor more than 60 days prior to the meeting. If less than 40 days' notice or prior public disclosure of the meeting has been given to stockholders, then notice of the proposed business matter must be received by the Secretary not later than ten days after the mailing of notice of the meeting or such public disclosure. Any notice to the Secretary must include as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the proposal desired to be brought before the meeting and the reason for conducting such business at the annual meeting, (b) the name and record address of the stockholder proposing such business and any other stockholders known by such stockholder to be supporting such proposal, (c) the class and number of shares of the Company which are beneficially owned by the stockholder on the date of such stockholder notice and by other stockholders known by such stockholder to be supporting such proposal on the date of such stockholder notice, and (d) any material interest of the stockholder in such business.

                                          By Order of the Board of Directors

                                          [SIG]

                                           Francis R. Tunney, Jr.
                                                 Secretary
March 17, 1994
Irvine, California

                                                                       EXHIBIT A

                                 ALLERGAN, INC.
                      1989 NONEMPLOYEE DIRECTOR STOCK PLAN
                           (AS AMENDED AND RESTATED)

I.  GENERAL PROVISIONS

     1.1 Purposes of Plan. Allergan, Inc. (the "Company") has adopted this 1989 Nonemployee Director Stock Plan (the "Plan") to enable the Company to attract and retain the services of experienced and knowledgeable Nonemployee Directors and to align further their interests with those of the stockholders of the Company by providing for or increasing the proprietary interests of the Nonemployee Directors in the Company.

     1.2 Definitions. The following terms, when used in this Plan, shall have the meanings set forth in this Section 1.2:

          (a) "Award" means an award of Restricted Stock under the Plan.

          (b) "Board" or "Board of Directors" means the Board of Directors of the Company.

          (c) "Change in Control" means the following and shall be deemed to occur if any of the following events occur:

             (i) Any "person," as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding voting securities;

             (ii) Individuals who, as of the date hereof, constitute the Board of Directors (the "Incumbent Board"), cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's stockholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall, for the purposes of this Plan, be considered as though such person were a member of the Incumbent Board;

             (iii) The stockholders of the Company approve a merger or consolidation with any other corporation, other than

                (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of another entity) more than 50% of the combined voting power of the voting securities of the Company or such other entity outstanding immediately after such merger or consolidation, and

                (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires 50% or more of the combined voting power of the Company's then outstanding voting securities; or

             (iv) The stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or other disposition by the Company of all or substantially all of the Company's assets.

     Notwithstanding the preceding provisions of this Paragraph (c), a Change in Control shall not be deemed to have occurred (1) if the "person" described in the preceding provisions of this Paragraph, is an underwriter or underwriting syndicate that has acquired the ownership of 50% or more of the combined voting power of the Company's then outstanding voting securities solely in connection with a public offering of the Company's securities or (2) if the "person" described in the preceding provisions of this Paragraph is an employee stock ownership plan or other employee benefit plan maintained by the Company (or any of its affiliated companies) that is qualified under the provisions of the Employee Retirement Income Security Act of 1974, as amended.

          (d) "Common Stock" means the common stock, par value $.01 per share, of the Company.

          (e) "Company" means Allergan, Inc., a Delaware corporation, or any successor thereto.

          (f) "Nonemployee Director" means any member of the Board of Directors who is not an employee of the Company or of a parent or subsidiary corporation (as defined in Section 425 of the Internal Revenue Code) with respect to the Company.

          (g) "Participant" means any Nonemployee Director who receives an Award pursuant to the terms of the Plan.

          (h) "Plan" means the Allergan, Inc. 1989 Nonemployee Director Stock Plan as set forth herein, as amended from time to time.

          (i) "Restricted Stock" means Common Stock which is the subject of an Award under this Plan and which is nontransferable and subject to a substantial risk of forfeiture until specific conditions are met as set forth in this Plan.

     1.3 Common Shares Subject to Plan.

          (a) Subject to the provisions of Article IV and of this Section 1.3, the maximum number of shares of Common Stock which may be issued or transferred pursuant to Awards under this Plan shall not exceed 50,000 shares.

          (b) The shares of Common Stock to be delivered under the Plan shall be made available, at the discretion of the Board of Directors, either from authorized but unissued shares of Common Stock or from shares of Common Stock held by the Company as treasury shares, including shares purchased in the open market.

          (c) If, on or before termination of the Plan, any shares of Common Stock subject to an Award shall not be issued or transferred and shall cease to be issuable or transferable for any reason, or if such shares shall have been reacquired by the Company pursuant to restrictions imposed on such shares under the Plan, the shares not so issued or transferred and the shares so reacquired shall not longer be charged against the limitation provided for in Paragraph (a) of this Section 1.3 and may be again made the subject of Awards under this plan.

     1.4 Administration of Plan.

          (a) Subject to the provisions of Paragraph (b) below, this Plan shall be administered by the Board of Directors. Awards under the Plan shall be automatic as described elsewhere in this Plan. Subject to the provisions of this Plan, the Board shall be authorized and empowered to do all things necessary or desirable in connection with the administration.

          (b) The Board, in its absolute discretion, may at any time and from time to time delegate to a committee of three or more persons appointed by the Board (the "Committee") all or any part of the authority, powers and discretion of the Board under this Plan. Any determinations, decisions, interpretations, rules, regulations or other actions of the Committee shall have the same effect as if made or taken by the Board. Members of the Committee shall be subject to removal at any time as determined by the Board, and the Board may at any time abolish the entire Committee, in which case all authority, powers and discretion delegated to the Committee shall immediately become revested in the Board. The Board also may limit the Committee's authority and power at any time, in which case any specified authority or power removed from the Committee shall immediately become revested in the Board. No Nonemployee Director shall be eligible to be a member of the Committee.

     1.5 Participation. All Nonemployee Directors shall receive Awards under this Plan, which Awards shall be granted automatically as provided in Section
2.1 below.

II.  GRANTS OF RESTRICTED STOCK

     2.1 Restricted Stock Awards -- Pre-1994.

          (a) Immediately following the effective date of this Plan (as determined pursuant to Section 5.2 hereof), each Nonemployee Director who is then serving as a member of the Board of Directors shall automatically be granted an Award consisting of a number of shares of Restricted Stock (rounded to the nearest whole number of shares) equal to 1,000 multiplied by the Applicable Service Fraction (as defined in Paragraph (e) below) with respect to such Nonemployee Director determined as of the effective date of this Plan.

          (b) Thereafter, each Nonemployee Director who is newly appointed or elected to the Board for a full term of three years shall automatically be granted an award consisting of 1,000 shares of Restricted Stock at the time such Nonemployee Director first joins the Board. Such Award shall be made on the first business day following the date of the regular annual meeting of stockholders of the Company, or any adjournment thereof, at which directors are elected.

          (c) Each Nonemployee Director who is appointed or elected to fulfill a term of less than three years (whether by replacing a director who retires, resigns or otherwise terminates his service as a director prior to the expiration of this term or otherwise) shall automatically be granted an Award consisting of a number of shares of Restricted Stock (rounded to the nearest whole number of shares) equal to 1,000 multiplied by the Applicable Service Fraction with respect to such Nonemployee Director determined as of the date of such Nonemployee Director's appointment or election to the Board. Such Award shall be made as of the first business day following the date of such Nonemployee Director's appointment or election to the Board.

          (d) Each Nonemployee Director who is re-elected (or, in the case of a Nonemployee Director who was appointed to the Board and received an Award pursuant to any of the preceding provisions of this Section 2.1 (an "Appointed Director"), elected) to the Board for a full term of three years shall automatically be granted an Award consisting of 700 shares of Restricted Stock at the time of such Nonemployee Director's re-election (or, in the case of an Appointed Director, election) to the Board. Such Award shall be made on the first business day following the date of the annual meeting of stockholders of the Company, or any adjournment thereof, at which directors of the Company are elected.

          (e) As used herein, "Applicable Service Fraction" means, with respect to any Nonemployee Director, a fraction the numerator of which is the number of months remaining in such Nonemployee Director's term at the time the Applicable Service Fraction is to be determined pursuant hereto and the denominator of which is 36.

     2.2 Purchase Price. Participants under the Plan shall not be required to pay any purchase price for the shares of Common Stock to be acquired pursuant to an Award, unless otherwise required under applicable law or regulations for the issuance of shares of Common Stock which are nontransferable and subject to a substantial risk of forfeiture until specific conditions are met. If so required, the price at which shares of Common Stock shall be sold to Participants under this Plan pursuant to an Award shall be the minimum purchase price required in such law or regulations, as determined by the Board in the exercise of its sole discretion.

     2.3 Terms of Payment. The purchase price, if any, of shares of Common Stock sold by the Company hereunder shall be payable by the Participant in cash at the time such Award is granted.

     2.4 Restricted Stock Awards -- 1994 and After. Effective as of immediately prior to the 1994 Annual Meeting of Stockholders of the Company:

          (a) No new Awards shall be made pursuant to the provisions of Section 2.1.

          (b) Upon election, re-election or appointment of a Nonemployee Director to the Board occurring at or after the 1994 Annual Meeting of Stockholders, such Nonemployee Director shall automatically be granted an Award consisting of the following number of shares of Restricted Stock: 500 multiplied by the number of years which remain in the term of the person so elected, re-elected or appointed. For purposes of such calculation, a year shall be the period between annual meetings of stockholders of the Company or any part of such period (exclusive of the 60 days immediately preceding the first annual meeting to be held following such election, re-election or appointment giving rise to such Award). For example, if a Nonemployee Director is appointed to the Board in January of 1995 to serve a term which will expire at the 1997 Annual Meeting of Stockholders (and the 1995 Annual Meeting of Stockholders is held more than 60 days after such appointment), the term of such person would be considered to be three years for purposes of calculating the Award.

          (c) Awards automatically granted pursuant to this Section 2.4 shall be made on the first business day following the date of such election, re-election or appointment, as applicable.

III.  RESTRICTIONS ON GRANTED STOCK

     3.1 Restrictions on Shares Issued. All shares of Common Stock granted pursuant to an Award under this Plan shall be subject to the following restrictions:

          (a) The shares may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, alienated or encumbered until the restrictions set forth in Paragraph (b) below lapse and are removed as provided in Paragraph (d) below, and any additional requirements or restrictions set forth in or imposed pursuant to this Plan have been satisfied, terminated or expressly waived by the Company in writing.

          (b) In the event a Participant's service as a director of the Company terminates for any reason other than death or total disability, all shares of Common Stock acquired under this Plan by such Participant with respect to which, at the date of such termination of service, the vesting restrictions imposed under this Plan have not lapsed and been removed as provided in Paragraph (d) below shall be returned to the Company forthwith, and all rights of the Participant to such shares shall immediately terminate upon payment by the Company to such Participant of the amount, if any, that the Participant paid to the Company for such shares.

          (c) In the event a Participant's service as a director of the Company terminates because of death or total disability, the Participant shall not be obligated to return any shares as described in Paragraph (b) above and, except for any continuing and additional restrictions which may exist as set forth in or imposed pursuant to this Plan, the vesting restrictions imposed upon the shares of Common Stock acquired by such Participant under this Plan shall lapse and be removed (and the shares of Common Stock acquired by such Participant under Awards pursuant to the Plan shall vest) upon such termination of service.

          (d) The restrictions imposed under Paragraph (b) above shall lapse and be removed (and the shares of Common Stock acquired by a Participant pursuant to an Award shall vest) in accordance with the following rules:

             (i) Subject to the provisions of Subparagraphs (iii) and (iv) below, in the case of an Award granted pursuant to Paragraph (a) or (c) of Section 2.1, as of the date of each regular annual meeting of stockholders of the Company at which directors are to be elected following the date of such Award, the vesting restrictions imposed under this Plan shall lapse and be removed from such number of shares of Restricted stock acquired pursuant to the Award as is required to cause the aggregate number of shares of Common Stock acquired pursuant to such Award with respect to which the vesting restrictions imposed pursuant to this Plan have lapsed and been removed (and in which the Participant shall be fully vested) to equal the number (rounded to the nearest whole number of shares) computed by multiplying the total number of shares of restricted Stock that were initially the subject of such Award by the lesser of (A) one or (b) a fraction the numerator of which is the number of months the Participant has served as a member of the Board of Directors subsequent to the date upon which the Award was granted and the denominator of which is the total number of months in the term of such Nonemployee Director determined as of the date upon which the Award was granted.

             (ii) Subject to the provisions of Subparagraphs (iii) and (iv) below, in the case of an Award pursuant to Paragraph (b) or (d) of
        Section 2.1, as of the date of each regular annual meeting of stockholders of the Company at which directors are to be elected following the date of such Award, the vesting restrictions imposed pursuant to this Plan shall lapse and be removed (and the Participant shall be fully vested) with respect to one-third (rounded to the nearest whole number) of the number of shares acquired by the Participant pursuant to the Award, such that the restrictions shall lapse and be removed (and the Participant shall be fully vested) with respect to all of the shares acquired by the Participant pursuant to such Award as of the date of the third such annual meeting of stockholders following the date upon which the Award is granted.

             (iii) Notwithstanding the provisions of Subparagraphs (i), (ii) and
        (v) of this Section 3.1, in the event that a Participant's service as a director of the Company terminates because of death or total disability, as of the date of such termination of service the vesting restrictions imposed pursuant to this Plan shall lapse and be removed (and the Participant shall be fully vested) with respect to all shares of Common Stock acquired by such Participant under Awards pursuant to this Plan.

             (iv) Notwithstanding the provisions of Subparagraphs (i), (ii) and
        (v) of this Section 3.1, in the event of a Change in Control, as of the date of such Change in Control the vesting restrictions imposed pursuant to this Plan shall lapse and be removed (and Participants shall be fully vested) with respect to all shares of Common Stock acquired under Awards pursuant to this Plan.

             (v) Subject to the provisions of Subparagraphs (iii) and (iv) of this Section 3.1, Awards made pursuant to Section 2.4, as of the date of each annual meeting of stockholders following the date of such Award, the vesting restrictions imposed pursuant to this Plan shall lapse and be removed (and the Participant shall be fully vested) with respect to 500 of the shares covered by such Award.

     3.2 Rights With Respect to Shares of Restricted Stock. A Nonemployee Director to whom an Award has been made shall be notified of the Award, and upon payment in full of the purchase price (if any) required for the shares of the Restricted Stock, the Company shall promptly cause to be issued or transferred to the name of the Nonemployee Director a certificate or certificates for the number of shares of Restricted Stock granted, subject to the provisions of Sections 3.3, 3.4 and 3.5 below. From and after the date of the Award, the Nonemployee Director shall be a Participant and shall have all rights of ownership with respect to such shares of Restricted Stock, including the right to vote and to receive dividends and other distributions with respect thereto, subject to the terms, conditions and restrictions described in this Plan.

     3.3 Custody of Stock Certificates. In order to enforce the restrictions imposed upon shares of Restricted Stock pursuant to this Plan, the Board may require that the certificates representing such shares of Restricted Stock remain in the physical custody of the Company until any or all of the restrictions imposed pursuant to the Plan expire or shall have been removed.

     3.4 Legends on Stock Certificates. The Board shall cause such legend or legends making reference to the restrictions imposed hereunder to be placed on certificates representing shares of Common Stock which are subject to restrictions hereunder as the Board deems necessary or appropriate in order to enforce the restrictions imposed upon shares of Restricted Stock issued pursuant to Awards granted hereunder.

     3.5 Securities Law Requirements. Shares of Common Stock shall not be offered or issued under this Plan unless the offer, issuance and delivery of such shares shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the California Corporate Securities Law of 1968, as amended, and the requirements of any stock exchange upon which the Common Stock may then be listed. As a condition precedent to the issuance of shares of Common Stock pursuant to an Award, the Company may require the Participant to take any reasonable action to comply with such requirements.

IV.  ADJUSTMENT PROVISIONS

     4.1 Adjustments. If the outstanding shares of the Common Stock of the Company are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), and appropriate and proportionate adjustment shall be made in (i) the maximum number of securities provided in Section 1.3 of the Plan, (ii) the number of shares to be included in each grant of Restricted Stock of the Plan;
(iii) the number and kind of shares then subject to restrictions pursuant to
Section 3.1 of the Plan, and (iv) the repurchase price, if any, for each share of Common Stock subject to such restrictions. The Board's determination of the adjustments required under this Section 4.1 shall be final, binding and conclusive. No fractional interests shall be issued under the Plan on account of any such adjustment.

V.  MISCELLANEOUS PROVISIONS

     5.1 Amendment, Suspension and Termination of Plan. The Board of Directors may at any time amend, suspend, or terminate the Plan; provided, however, that no such action shall deprive the holder of an Award of such Award without the consent of such holder; and further provided that the nondiscretionary manner in which Awards are made to Nonemployee Directors under Section 2.1 and Section 2.4 shall not be modified or amended (provided that the number of shares to be included in each automatic grant thereunder may be changed with the approval of the stockholders). Furthermore, no such amendment shall, without approval of the stockholders of the Company, except as provided in Article IV hereof:

          (a) increase the maximum number of shares specified in paragraph (a) of Section 1.3;

          (b) change the price of Common Stock specified in Section 2.2;

          (c) change the terms of payment specified in Section 2.3;

          (d) accelerate the restriction-removal schedule specified in Paragraph
     (d) of Section 3.1;

          (e) extend the duration of the Plan;

          (f) materially modify the requirements as to eligibility for participation in the Plan; or

          (g) materially increase in any other way the benefits accruing to the holder of an Award already granted or that subsequently may be granted under this Plan.

     Except as provided in Article IV, no termination, suspension or amendment of this Plan may, without the consent of the holder thereof, affect Common Stock previously acquired by a Participant pursuant to this Plan.

     5.2 Effective Date and Duration of Plan. This Plan shall become effective on the later of (a) the date of its approval by the Board of Directors of the Company, (b) the date of its approval by the holders of the outstanding shares of Common Stock (either by a vote of a majority of such outstanding shares present in person or by proxy and entitled to vote at a meeting of the stockholders of the Company or by written consent), or (c) the date of the distribution by SmithKline Beckman Corporation ("SKB") of the stock of the Company pursuant to the terms of that certain Distribution Agreement, dated as of April 11, 1989, among SKB, the Company and Beckman Instruments, Inc. Unless previously terminated by the Board of Directors, this Plan shall terminate at the close of business on December 31, 1999, and no Award may be granted under the Plan thereafter, but such termination shall not affect any Award theretofore granted and any shares of Common Stock granted pursuant thereto.

     5.3 Additional Limitations on Common Stock. With respect to any shares of Common Stock issued or transferred under any provisions of the Plan, such shares may be issued or transferred subject to such conditions, in addition to those specifically provided in the Plan as the Board may direct.

     5.4 Director Status. Nothing in this Plan or in any instrument executed pursuant hereto shall confer upon any Nonemployee Director any right to continue as a member of the Board of Directors of the Company or any subsidiary thereof or shall interfere with or restrict the right of the Company or its stockholders (or of a subsidiary or its stockholders, as the case may be) to terminate the service of any Nonemployee Director at any time and for any reason whatsoever, with or without good cause.

     5.5 Securities Law Legends. In addition to any legend or legends pursuant to Section 3.4 above, each certificate representing shares of Common Stock issued under the Plan shall be endorsed with such legends as the Company may, in its discretion, deem reasonably necessary or appropriate to comply with or give notice of applicable federal and state securities laws.

     5.6 No Entitlement to Shares. No Nonemployee Director (individually or as a member of a group), and no beneficiary or other person claiming under or through such Nonemployee Director, shall have any right, title, or interest in or to any shares of Common Stock allocated or reserved for the purpose of the Plan or subject to any Award except as to such shares of Common Stock, if any, as shall have been issued or transferred to such Nonemployee Director. A Nonemployee Director's rights to any shares of Common Stock issued or transferred to the name of such Nonemployee Director pursuant to an Award under this Plan shall be subject to such limitations and restrictions as are set forth in or imposed pursuant to this Plan.

     5.7 Withholding of Taxes. The Company may make such provisions as it deems appropriate for the withholding by the Company of such amounts as the Company determines it is required to withhold in connection with any Award. The Company may require a Participant to satisfy any relevant tax requirements before authorizing any issuance of Common Stock to such Participant. Any such settlement shall be made in the form of cash, a certified or bank cashier's check or such other form of consideration as is satisfactory to the Board.

     5.8 Transferability. No award or right under this Plan, contingent or otherwise, shall be assignable or otherwise transferable other than by will or the laws of descent and distribution, or shall be subject to any encumbrance, pledge or charge or any nature. Any Award shall be accepted during a Participant's lifetime only by the Participant or the Participant's guardian or other legal representative.

     5.9 Other Plans. Nothing in this Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice or arrangement for the payment of compensation or benefits to directors generally, which the Company now has or may hereafter lawfully put into effect, including, without limitation, any retirement, pension, insurance, stock purchase, incentive compensation or bonus plan.

     5.10 Invalid Provisions. In the event that any provision of this Plan document is found to be invalid or otherwise unenforceable under any applicable law, such invalidity or unenforceability shall not be construed as rendering any other provisions contained herein invalid or unenforceable, and all such other provisions shall be given full force and effect to the same extent as though the invalid or unenforceable provision were not contained herein.

     5.11 Singular, Plural; Gender. Whenever used herein, nouns in the singular shall include the plural, and the masculine pronoun shall include the feminine gender, as the context may require.

     5.12 Applicable Law. This Plan shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws relating to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.

     5.13 Successors and Assigns of the Company. The Plan shall be binding upon the successors and assignees of the Company.

     5.14 Successors and Assigns of Participants. The provisions of this Plan and any agreement executed upon the acquisition of shares hereunder shall be binding upon each Participant in the Plan, and such Participant's heirs, executors, administrators, personal representatives, transferees, assignees and successors in interest.

     5.15 Headings, Etc. Not Part of Plan. Heading of Articles and Sections hereof are inserted for convenience and reference only, and they shall not constitute a part of the Plan.

                               [LOGO]  ALLERGAN

       CONFIDENTIAL PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             OF THE COMPANY FOR THE ANNUAL MEETING APRIL 19, 1994


        The undersigned hereby constitutes and appoints Gavin S. Herbert, Francis R. Tunney, Jr. and Richard M. Haugen, and each of them, his true and lawful agents and proxies with full power of substitution in each to represent the undersigned at the Annual Meeting of Stockholders of
P ALLERGAN, INC. to be held at its corporate headquarters, 2525 Dupont Drive, Irvine, CA on Tuesday, April 19, 1994, and at any adjournments thereof, on all matters coming before the meeting.
R
            Election of Directors, Nominees:
O            Tamara J. Erickson, William R. Grant, Louis T. Rosso, William C.
             Sheperd
X      If this Proxy relates to shares held for the undersigned in the
      Allergan, Inc., Employee Stock Ownership Plan, the Allergan, Inc. Savings and Investment Plan and the Allergan, Inc. Puerto Rico Savings
Y and Investment Plan, then, when properly executed, it shall constitute instruction to the plan trustee to vote in the manner herein.

       YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

                               ----------------
                               SEE REVERSE SIDE
                               ----------------

/ X /  Please mark your votes as in this example

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, and FOR proposals 2 and 3.

The Board of Directors recommends FOR Election of Directors

                                                 FOR         WITHHELD

1.  Election of Directors                       /  /         /  /
    (see reverse)

    For, except vote withheld from the following nominee(s):
    ________________________________________________________


The Board of Directors recommends a vote FOR proposals 2 and 3.

                                        FOR      AGAINST     ABSTAIN

2.  Approval of the amended
    Stockholder Rights Plan.            /  /      /  /         /  /

3.  Approval of amended 1989
    Nonemployee Director Stock
    Plan.                               /  /      /  /         /  /


Please check the box if you plan to attend the annual meeting  /  /

Please check the box if you wish to have your vote disclosed
to the Company. The Company's Confidential Voting Policy is    /  /
described in the Proxy Statement accompanying this Proxy.


NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

____________________________________________________________________________

____________________________________________________________________________
SIGNATURE(S)                                                  DATE